Exhibit 99.2

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Columbia, MD., August 10, 2007: CELSION CORPORATION (AMEX; CLN) today issued a correction to the earnings reported in a press release dated August 9, 2007. The changes are editorial in nature. In the August 9 release the company reported net loss per common share (basic and diluted) of $48,847 or $4.10 per basic and diluted share for the quarter ended June 30, 2007 and $(3,724) or $(0.35) per basic and diluted share for the quarter ended June 30,2006 and $41,857 or $3.89 per basic and diluted share for the six months ended June 30, 2007 and $(5,506) or $(0.51) per basic and diluted share for the six months ended June 30, 2006. The correct numbers as reported in the 10Q are as follows:

	Three Months Ended June 30		Six Months Ended June 30
$000	2006	2007	2006	2007
Net (loss)income	$(3,723)	$44,215	$(5,506)	$41,857
Net (loss) income per common share (basic)	$(0.35)	$4.10	$(0.51)	$3.89
Net (loss) income per common share (diluted)	$(0.35)	$3.80	$(0.51)	$3.64
Weighted average shares outstanding (basic)	10,733,156	10,773,023	10,730,193	10,760,019
Weighted average shares outstanding (diluted)	10,733,156	11,628,480	10,730,193	11,493,854

A corrected income statement is attached.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets

Celsion Corporation

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Expenses
Research & development	$1,407	$2,349	$3,084	$4,120
General and administrative	1,118	1,671	2,262	2,965

Total Operating Expenses	2,525	4,020	5,346	7,085

Loss from Operations	2,525	4,020	5,346	7,085
Other Income/(Expense)
(Loss)/Gain on sale of Celsion (Canada) Ltd	(134)	—	1,012	—
Interest expense (net)	(84)	(197)	(129)	(364)
Other expense (net)	(195)	(416)	(259)	(416)

(Loss) from continuing operations	(2,938)	(4,633)	(4,722)	(7,865)
Income/(Loss) from discontinued operations	(785)	48,847	(784)	49,722

Net (loss)/income	$(3,723)	$44,215	$(5,506)	$41,857

Net (loss)/income per common share (basic)	$(0.35)	$4.10	$(0.51)	$3.89

Net (loss)/income per common share (diluted)	$(0.35)	$3.80	$(0.51)	$3.64

Weighted average shares outstanding (basic)	10,733,156	10,773,023	10,730,193	10,760,019
Weighted average shares outstanding (diluted)	10,733,156	11,628,480	10,730,193	11,493,854